Exhibit 99.1

Hyperscale Data Announces Estimated Total Assets and Net Assets per Share of $1.02 and $0.47, Respectively, as of October 31, 2025

Estimated Cash and Bitcoin Holdings of $122 Million Represent 97% of the Company’s Market Capitalization

LAS VEGAS--(PR NEWSWIRE) – November 6, 2025 – Hyperscale Data, Inc. (NYSE American: GPUS), an artificial intelligence (“AI”) data center company anchored by Bitcoin (“Hyperscale Data” or the “Company”), today announced that, as of October 31, 2025, its estimated total assets of $330 million equated approximately $1.02 per share of Class A common stock (the “Common Stock”) and its estimated net assets of $150 million equated approximately $0.47 per share. Additionally, the estimated value, as of October 31, 2025, of the Company’s cash and Bitcoin holdings of $122 million represented 37% of the Company’s estimated total assets.

These estimates reflect the Company’s preliminary, unaudited financial position as of September 30, 2025, updated to reflect subsequent adjustments in assets, liabilities and shares of Common Stock outstanding, including shares of Common Stock issued pursuant to its at-the-market sales program, additional cash proceeds therefrom and Bitcoin purchases through October 31, 2025. In addition, during October 2025, Hyperscale Data invested $16 million to upgrade its Bitcoin mining fleet with the acquisition of 4,092 next-generation Bitmain S21+ miners and reduced its outstanding debt obligations by more than $30 million year-to-date.

The Company believes this measure provides stockholders with a meaningful indication of intrinsic value per share based on its current balance-sheet strength, digital asset treasury position and infrastructure investments. Hyperscale Data’s Common Stock has recently traded below $0.35 per share, a level the Company believes does not reflect the Company’s underlying asset value or growth potential of its operations.

“Our balance sheet continues to strengthen as we expand our Bitcoin treasury, upgrade our mining fleet with the newest S21+ miners, and build out our AI-optimized data center infrastructure,” said Milton “Todd” Ault III, Executive Chairman of Hyperscale Data. “We have also reduced more than $30 million in debt this year alone and expect our Bitcoin holdings to exceed $100 million within the next quarter. We believe the market price of our stock substantially undervalues both our tangible asset base and our long-term strategy as we execute on our transformation into a pure-play AI and digital-asset company.”

These estimates have not been reviewed or audited by the Company’s independent registered public accounting firm and are subject to change upon completion of customary closing and review procedures for the quarter ended September 30, 2025 and the month ended October 31, 2025.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data currently expects the divestiture of ACG (the “Divestiture”) to occur in the second quarter of 2026. Upon the occurrence of the Divestiture, the Company would be an owner and operator of data centers to support high-performance computing services, as well as a holder of the digital assets. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be shareholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235